EXHIBIT 10.59

HOTEL MANAGEMENT AGREEMENT

By and Between

LF3 SOUTHAVEN TRS, LLC

and

VISTA HOST INC.

HOTEL MANAGEMENT AGREEMENT

This Hotel Management Agreement (this "Agreement"), dated as of February 21, 2020 is by and between LF3 SOUTHAVEN TRS, LLC, a Delaware limited liability company ("Owner"), and VISTA HOST INC., a Texas corporation ("Manager").

RECITALS

A.        Owner, is the operating leasee of (i) certain real property described on Exhibit A attached hereto and incorporated herein (the "Real Property"), and (ii) all improvements upon the Real Property (the "Improvements") including, without limitation, a hotel known as the Homewood Suites Southaven.  The Real Property and the Improvements are herein collectively called the "Hotel."

B.         Manager is qualified to operate, direct, manage and supervise the Hotel.

C.         Owner desires to turn over to Manager the operation, direction, management and supervision of the Hotel, and Manager desires to assume all such responsibilities as agent for and on the account of Owner upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the sufficiency of which is hereby acknowledged by the parties hereto, Owner and Manager hereby agree as follows:

ARTICLE I DEFINITIONS
Section 1.1. As used in this Agreement, the following terms shall have the following meanings:

AAA means the American Arbitration Association.

Accounting Period means each of twelve (12) calendar months in each Fiscal Year.

Affiliate means any person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, Manager or Owner, as the case may be.  For purposes of this definition, the term "control" means the power to direct or cause the direction of management and policies, through the ownership of voting rights, by contract or otherwise.

Agency Account shall have the meaning set forth in Section 8.1 of this Agreement.

Agreement means this Management Agreement.

Annual Business Plan means the detailed annual business plan for the operation of the Hotel for each Fiscal Year prepared by Manager pursuant to Section 10.1 of this Agreement.

Base Management Fee means the amount payable to Manager pursuant to Section 11.1(a) of this Agreement.

Benefit Plans means all employee benefit plans of Manager, which include, without limitation, a 401(k) plan, a bonus and incentive plan, and a health insurance plan.

Books and Records shall have the meaning set forth in Section 9.1 of this Agreement.

Contract Commencement Date means the date hereof.

Competitive Set means the set of hotels in the geographic vicinity of the Hotel competing with the Hotel as reasonably chosen by Owner and agreed to by Manager.

CPI means the Consumer Price Index - Seasonably Adjusted U.S. City Average for All Items for All Wage Earners and Clerical Earners (1982-1984 = 100), published monthly in the Monthly Labor Review by the Bureau of Labor Statistics of the United States Department of Labor (the "CPI-W").  If the CPI-W is discontinued, CPI shall mean the Consumer Price Index - Seasonably Adjusted U.S. City Average for All Items for All Urban Consumers (1982 - 1984 = 100) (the "CPI-U").  If both the CPI-W and CPI-U are discontinued, comparable statistics on the purchasing power of the consumer dollar published the Bureau of Labor Statistics or any other agency of the United States government shall be used.

Environmental Law shall mean:  (i) the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), as amended; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), as amended; (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), as amended; (ix) the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as amended; (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (ix) of this definition; (xi) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or to implement the statutes, laws, ordinances and amendments listed in parts (i) - (x) of this definition; and (xii) any other law, statute, ordinance, amendment, rule, regulation, or order relating to environmental matters or Hazardous Materials.

FF&E means all furniture, furnishings, equipment, fixtures, apparatus and other personal property used in, or held in storage for use in, the operation of the Hotel, other than Operating Equipment, Operating Supplies and fixtures attached to and forming part of the Hotel.

Financial Statement shall have the meaning set forth in Section 9.2 of this Agreement.

Fiscal Year means a calendar year starting on January 1 and ending on December 31, or portion thereof, depending upon the Contract Commencement Date and the Termination Date.

Franchise Agreement means the Homewood Suites Franchise Agreement, dated as of February 21, 2020 between Owner and Hilton Franchise Holding, LLC for the Hotel.

Gross Revenues shall mean all revenues and receipts of every kind derived from the operation of the Hotel and all departments and parts thereof including, without limitation, income (from both cash and credit transactions after reasonable deductions for bad debts and discounts for prompt or cash payments and refunds) from the rental of guest rooms, telephone charges, stores, offices, exhibit and sales space of every kind; license, lease and concession fees and rentals (but excluding gross receipts of licensees, lessees and concessionaires); income from vending machines; parking; health membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges (to the extent not distributed to employees as gratuities), and proceeds, if any, from business interruption or other loss of income insurance.  Expressly excluded from the definition of Gross Revenues are the following: gratuities to employees of the Hotel; federal, state, and local excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); any proceeds from any sale of the Hotel or from the refinancing of any debt encumbering the Hotel; contributions by Owner; proceeds of property tax abatements or refunds; interest or earnings on any reserves; income or receipts related to damage awards received from third parties.

Group Services means group benefits, services, and facilities generally made available by Manager at other properties owned or managed by Manager, including, where applicable, business and sales-promotion services; advertising and public relation services; computerized management information services; educational and training programs and facilities; central purchasing and procuring services; employee benefits administration; payroll administration; revenue management services of $1,000 per month; eCommerce services; and risk management services.  Group Services does not include Manager's central office overhead and general office and administrative expenses (as opposed to that of the Hotel).  The Manager will not mark-up the cost of any Group Services.

Hazardous Material shall mean any chemical, substance, waste, material, equipment or fixture defined as or deemed hazardous, toxic, a pollutant, a containment, or otherwise regulated under any Environmental Law, including, but not limited to, petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCBs, and asbestos and asbestos containing materials.

Hotel means the Real Property and the Improvements.

House Profit means the excess, during each Fiscal Year (and proportionately for any period less than a Fiscal Year), of Gross Revenues over Operating Expenses incurred in the operation of the Hotel by Manager in fulfilling its duties hereunder during such Fiscal Year, determined in accordance with the accounting system established by the Uniform System (except as modified by this Agreement).

Improvements shall have the meaning set forth in Recital A of this Agreement.

Laws means any and all laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any federal, state, municipal or other authority having jurisdiction over the Hotel, now or hereafter in force, including, without limitation, any alcoholic beverage control board, health inspectors, and the Board of Fire Underwriters.

Management Fees mean the Base Management Fee.

Manager means Vista Host Inc.

Manager Indemnitees shall have the meaning set forth in Section 17.1 of this Agreement.

Mortgage shall mean any mortgage, deed of trust, or other security instrument entered into by Owner secured by the Hotel securing a lender that is not an Affiliate of Owner, unless it is an Affiliate of Manager.

Net Operating Income means the amount equal to House Profit less real property taxes, personal property taxes, casualty and liability insurance premiums applicable to or incurred by the Hotel.

Operating Budget means the operating budget prepared by Manager for the Hotel for each Fiscal Year for which each Annual Business Plan is prepared, setting forth an itemized statement of any and all anticipated costs and expenses to be incurred in connection with the operation, direction, management and supervision of the Hotel for such Fiscal Year.

Operating Equipment means all equipment, except for FF&E and Operating Supplies, used, or held in storage for future use, in connection with the operation of the Hotel including, without limitation, all dishes, platters, serving trays, china, glassware, linens, silverware, uniforms and all kitchen, restaurant and bar equipment.

Operating Expenses shall mean expenses and deductions incurred in the operation of the Hotel by Manager in fulfilling its duties hereunder during such Fiscal Year, determined in accordance with the accounting system established by the Uniform System (except as modified by this Agreement).  Operating Expenses shall not include real property taxes, personal property taxes, and other ad valorem taxes imposed on the Hotel and FF&E, insurance premiums and deductibles for property, casualty, and liability insurance, equipment lease payments, ground rent, debt service, depreciation, and amortization.

Operating Funds shall have the meaning set forth in Section 8.2 of this Agreement.

Operating Supplies means all supplies, except for FF&E and Operating Equipment used, or held in storage for future use, in connection with the operation of the Hotel including, without limitation, all engineering, maintenance and housekeeping supplies and all food and beverages of all kinds.

Original Term shall have the meaning set forth in Section 2.1 of this Agreement.

Owner means LF3 Southaven TRS, LLC.

Owner Indemnitees shall have the meaning set forth in Section 17.2 of this Agreement.

Real Property shall have the meaning set forth in Recital A of this Agreement.

Required Minimum Amount means the amount of working capital necessary for Manager to ensure that the Hotel has sufficient cash to pay its bills in a timely manner, which amount shall initially be set at no less than $75,000 subject to change upon mutual agreement between Owner and Manager.  "Working Capital" is defined as the excess of current assets less current liabilities.

Taxes means any and all real estate taxes, personal property taxes, assessments, ad valorem taxes and similar charges on or relating to the Hotel or any of its component parts.

Termination Date shall have the meaning set forth in Section 2.1 of this Agreement.

Termination Fee means the amount payable to Manager pursuant to ARTICLE XIII of this Agreement.

Termination Event shall have the meaning set forth in Section 13.2 of this Agreement.

Uniform System means the Uniform System of Accounts for the Lodging Industry Eleventh Revised Edition, as revised and adopted by the Hotel Association of New York City, Inc., in effect from time to time and as modified by applicable provisions of this Agreement.

ARTICLE II TERM

Section 2.1. Term.  The term ("Term") of this Agreement shall commence on the Contract Commencement Date, and shall continue until the fifth (5th) anniversary after the Contract Commencement Date (the "Original Term") unless sooner terminated by Manager or Owner pursuant to the provisions of this Agreement.  The date this Agreement actually terminates shall hereinafter be called the "Termination Date."

Section 2.2. Renewal Terms.  This Agreement shall be automatically renewed for two (2) successive five (5) year terms (each a "Renewal Term") unless either party to this Agreement provides written notice to the other party on or before thirty (30) days prior to the expiration of the then current Original Term or Renewal Term, as the case may be, that it elects not to renew this Agreement.  The rights and obligations of Owner and Manager during any Renewal Term shall be governed by the provisions of this Agreement as if such Renewal Term was the Original Term.

ARTICLE III ENGAGEMENT OF MANAGER AND COMMENCEMENT OF MANAGEMENT OF THE HOTEL

Section 3.1. Engagement of Manager to Manage Hotel.  Owner hereby grants to Manager the sole and exclusive right, and hereby appoints Manager as Owner's sole and exclusive agent, subject to the provisions of this Agreement to operate, direct, manage and supervise the Hotel without interference from Owner, and Manager hereby undertakes and agrees to perform, as the agent of and for the account of Owner, all of the services required hereunder and to comply with all of the provisions of this Agreement.

Section 3.2. Manager as Agent.  Manager, and all employees of Manager working at the Hotel, shall act solely on behalf of and as agent for Owner and not on its own behalf.  All employees working at the Hotel shall be employees of VH Hotel Management Inc., a wholly owned subsidiary of Manager, and Manager shall have no authority to hire employees for Owner.  Nothing contained in this Agreement shall be construed as creating, between the parties hereto or with any third party, a partnership, joint venture or any relationship other than agency.  Any and all debts, obligations and other liabilities incurred by Manager in connection with the Hotel, shall be incurred on behalf of Owner, and Manager shall not be liable for payment therefore; provided, Manager and its employees and agents shall not incur debts or other liabilities on behalf of Owner unless the same are (i) reasonable, (ii) necessary or reasonably prudent for operation of the Hotel, or (iii) within the approved Operating Budget or otherwise specifically approved by Owner.  The relationship of Owner and Manager shall be that of principal and agent, and nothing contained in this Agreement shall be construed to create a partnership or joint venture between them or their successors in interest.  Manager's agency established by this Agreement is coupled with an interest and may not be terminated by Owner until the expiration of the Term of this Agreement, except as provided herein.

ARTICLE IV Intentionally Omited
ARTICLE V OPERATION OF THE HOTEL

Section 5.1. Duties of Manager.  On and after the Contract Commencement Date, Manager shall (i) direct, supervise, manage and operate the Hotel in all aspects in an efficient and economical manner consistent with hotels of a comparable size, location, age, class and level of service having similar facilities and (ii) determine and administer the programs and policies to be followed in connection therewith, all in accordance with the provisions of this Agreement, on the condition that Manager shall not be obligated to advance any of its own funds in connection with such duties.  Without limiting the generality of the foregoing, Manager shall perform each of the following functions:

(a) Recruit, employ, relocate, pay, supervise and discharge all employees and personnel necessary for the operation of the Hotel (included in the foregoing shall be the determination of all personnel policies).

(b) Establish all prices, rates and charges for guest rooms, meeting rooms, commercial space (including all stores, office space and lobby space), food, beverage, and other salable or rentable items comprising the Hotel and its business.

(c) Negotiate and enter into, on behalf of Owner, service contracts required in the ordinary course of business in operating the Hotel including, without limitation, contracts for electricity, gas, telephone, cable, cleaning, vermin extermination, elevator and boiler maintenance, and other services which Manager deems advisable, on the condition that Manager shall not enter into any service contract contemplated by this subsection that is not cancelable by Owner on a maximum of ninety (90) days prior notice and no penalty without the prior written consent of Owner, which consent shall not be unreasonably withheld.

(d) Negotiate and enter into, on behalf of Owner, concession agreements, leases, licenses and similar contracts for use by concessionaires, tenants, licensees and other intended users of the facilities at the Hotel, on the condition that Manager shall not enter into any agreement, lease, license or contract contemplated by this subsection that is not cancelable by Owner on a maximum of ninety (90) days prior written notice and no penalty without the prior written consent of Owner.

(e) To the extent within the control of Manager, obtain and keep in full force and effect, either in its own name on behalf of Owner or in Owner's name, as may be required by applicable Laws, any and all new, renewal and additional licenses and permits necessary to enable Manager to operate the Hotel in accordance with applicable Laws.

(f) Accord rooms to persons to whom such privileges are customarily accorded in the industry, including, without limitation, (i) employees of Manager's parent company, pursuant to its personnel policies and subject to space availability, and (ii) such employees of Owner as Owner may from time to time designate.

(g) Establish and revise, as necessary, administrative policies and procedures including, without limitation, policies and procedures for the control of revenue and expenditures, for the purchase of Operating Equipment, Operating Supplies and services, for the control of credit, and for the scheduling of maintenance.

(h) In accordance with the Annual Business Plan procure, or arrange for the procurement of, as agent for Owner, all replacement Operating Equipment and Operating Supplies necessary to maintain and operate the Hotel properly in the ordinary course of business.

(i) Make or install, or cause to be made or installed, in the name of Owner, all normal capital repairs, decorations, renewals, revisions, alterations, rebuilds, replacements, additions, and improvements in and to the Hotel building and FF&E, in the ordinary course of business, that Manager deems necessary or appropriate for the proper operation and maintenance of the Hotel, on the condition that such items are contemplated by the Annual Business Plan for such Fiscal Year in which such action is taken.

(j) Arrange and contract for all advertising and promotion of the Hotel which Manager in its reasonable discretion deems necessary or appropriate for the operation of the Hotel.
(k) Open and maintain the Agency Account as required by this Agreement.
(l) Prepare and deliver to Owner the Annual Business Plans and Financial Statements, and such other information as required by this Agreement.
(m) Plan, execute and supervise repairs and maintenance at the Hotel, but all related capital expenditures in the aggregate in excess of $10,000 shall be implemented by, or on behalf of, Owner.
(n) Provide the Group Services.
(o) Procure and maintain insurance in accordance with ARTICLE VII.
(p) Keep Owner advised as to all major policy matters affecting the Hotel.

(q) To the extent within the control of Manager, operate the Hotel in compliance with the Franchise Agreement and the Mortgage.  Manager shall notify Owner within five (5) business days of any notice of violations of Franchise Agreement or Mortgage received by Manager.

(r) Conduct such other operations from time to time as may be required under this Agreement.

Section 5.2. Authority of Manager.  Except as otherwise specifically set forth in this Agreement, (i) the management and operation of the Hotel shall be under the exclusive supervision and control of Manager which shall be responsible for the proper and efficient operation of the Hotel, and (ii) Manager shall have reasonable discretion and control, free from unreasonable interference, interruption or disturbance, in all matters relating to management and operation of the Hotel.

Section 5.3. Employees.

(a) Except as otherwise set forth in this Agreement, Manager shall have complete discretion and control over all personnel matters at the Hotel including, without limitation, decisions regarding hiring, promoting, compensating, supervising, terminating, directing and training all employees at the Hotel, and, generally, establishing and maintaining all policies relating to employment.  Owner shall not directly exercise any authority over or interfere with any personnel employed at the Hotel except that the Owner shall have the right to approve the hiring of the hotel general manager, or transfer any employee, such approval shall not be unreasonably withheld.

(b) Owner shall reimburse Manager for the monthly salary, payroll taxes and fringe benefits under the Manager's Benefit Plans of all personnel employed by Manager and working at the Hotel.  Owner acknowledges that it has reviewed and approved Manager's Benefit Plans.  Owner shall also reimburse Manager for all out-of-pocket costs and expenses incurred when the general manager and/or department heads of the Hotel attend meetings, functions, training sessions or conventions deemed advisable by Manager including, without limitation, travel, program and materials costs.

Section 5.4. Litigation.  Without Owner's prior written consent, Manager may initiate, settle or otherwise dispose of litigation relating to the Hotel where the claim asserted is less than or equal to $5,000.  Manager shall not initiate, settle or otherwise dispose of litigation relating to the Hotel in excess of $5,000 per claim without Owner's prior written consent, not to be unreasonably withheld.  Notwithstanding the foregoing, nothing shall limit Manager's ability to defend, settle or otherwise dispose of litigation against Manager in its individual capacity and not as an agent of Owner.

Section 5.5. Owner's Right of Inspection and Review.  Manager shall permit Owner and its duly authorized agents and representatives the right to enter upon any part of the Hotel at all reasonable times for the purpose of examining or inspecting the Hotel, its records relating to the Hotel, or operation or any other purpose which Owner, in its reasonable discretion, shall deem advisable relating to the Hotel.

Section 5.6. Standards.  Manager shall operate the Hotel and all its facilities and activities in the same manner as is customary and usual in the operation of similar hotels in the area of the Hotel and for other Homewood Suites franchises for properties of similar age, location and construction, all to the extent consistent with the Annual Business Plan, Operating Budget and the Hotel's facilities.  Manager will be available to consult with and advise Owner, at Owner's reasonable request, concerning all policies and procedures affecting all phases of the conduct of business at the Hotel.   Manager shall be available on not less than a monthly basis to discuss the operating results of the Hotel.

ARTICLE VI OPERATING EXPENSES PAID BY OWNER

Section 6.1. Expenses Incurred by Manager on Behalf of Owner.  All actions of Manager in the performance of its obligations, all expenses incurred under this Agreement including, without limitation, all payroll, Benefit Plans and payroll related expenses of the Hotel's employees shall be for and on behalf of Owner and for its account, and all debts and liabilities arising in the course of business of the Hotel including, without limitation, any and all costs related to claims by employees of the Hotel concerning their employment, shall be the obligation of Owner, and Manager shall not be liable for any of such expenses, debts, liabilities and obligations by reason of its direction, management, supervision and operation of the Hotel on behalf of Owner.  Neither Manager nor any of its Affiliates shall be obligated to advance any of its own funds to or for the account of Owner or the Hotel, or to incur any liability on behalf of Owner or the Hotel unless Owner shall have furnished Manager with funds necessary for the discharge thereof prior to incurring such liability.

Section 6.2. Professional Services.  Manager may hire independent contractors to provide such legal, accounting and other professional services as Manager deems necessary or appropriate in the ordinary course of business.

Section 6.3. Contracts with Affiliates.  Manager may, on behalf of Owner, contract with Affiliates of Manager for any services which are customarily provided to the Hotel or comparable properties by third party vendors, only on the condition that (i) Owner has approved the contract, or (ii) the fees charged or the terms of any such contract with Manager's Affiliate shall be no less favorable to Owner or the Hotel than fees or terms which could be obtained from an unaffiliated third party, and  such contract is cancelable by Owner on a maximum of ninety (90) day prior notice without penalty.  All fees payable to Manager or its Affiliates pursuant to any such contract shall be in addition to the Management Fees.

Section 6.4. Reimbursable Expenses.  Manager may reimburse itself consistent with the approved Operating Budget and the other provisions of this Agreement for the payroll expense of any employee of Manager or an Affiliate of Manager who is performing a necessary job function including general manager, assistant manager, director of sales, sales manager on behalf of the Hotel or Owner that is otherwise vacant.  Manager may also reimburse itself for reasonable third party out of pocket costs and expenses incurred by Manager, Manager's Affiliates or personnel of Manager's Affiliates, as the case may be, in the course of Manager fulfilling the duties described in this Agreement including, without limitation, delivery charges, Group Services, attendance at training programs and travel expenses.  Owner agrees to reimburse Manager for costs associated with corporate accounting services by paying an accounting fee of $1,000 per accounting period or any portion thereof and this fee may be adjusted annually based on changes in the CPI.

ARTICLE VII COMPLIANCE WITH LAWS

Section 7.1. Compliance by Manager.  Manager shall use its good faith efforts to comply with and abide by all applicable Laws relating to the operation of the Hotel, including without limitation all laws relating to employment, on the condition that Manager shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate legal proceedings, the validity or applicability of any Laws.

Section 7.2. Compliance by Owner.  Owner shall comply with and abide by all applicable Laws relating to the ownership and operation of the Hotel, on the condition that Owner shall have the right to contest or oppose, by appropriate legal proceedings, the validity or applicability of any Laws and postpone compliance therewith pending the determination of such contest, if so permitted by law and not detrimental to the operation of the Hotel.  If Owner contests or is in non-compliance with any Law, Owner shall indemnify and hold harmless Manager from and against any loss, cost, damage and expense (including without limitation, attorney fees), as a result of such contest or non-compliance.  Owner shall promptly notify Manager of any known or claimed violations of Laws affecting the Hotel or Owner.

ARTICLE VIII AGENCY ACCOUNT, OPERATING FUNDS AND CAPITAL RESERVE FUND

Section 8.1. Agency Account.  All monies received by Manager in the operation of the Hotel, including the Operating Funds furnished by Owner, shall be deposited in accounts (collectively, the "Agency Account") in Owner's name, designating appropriate representatives of Manager and Owner as signatories in a bank or similar institution recommended by Manager.  Such monies shall not be commingled with any other funds of Owner.  Withdrawals from the Agency Account shall be made only by authorized representatives of Manager and/or Owner and on the condition that such representatives of Manager are bonded or otherwise insured.  All payments made by Manager under this Agreement shall be made from the Agency Account.

Section 8.2. Operating Funds.  Until the first Annual Business Plan is approved, Owner shall maintain cash in the Agency Account in an amount reasonably estimated by Manager to be sufficient to properly operate the Hotel.  Thereafter, Owner shall maintain cash in the Agency Account pursuant to each Annual Business Plan sufficient in amount to properly operate the Hotel ("Operating Funds").  If, at any time during the Original Term or any Renewal Term, the Operating Funds shall fall below the Required Minimum Amount or it is reasonably anticipated to do so within the next ten (10) days, Owner shall deposit into the Agency Account, on or before three (3) days after receipt of written notice from Manager of such shortfall or anticipated shortfall, additional funds in an amount necessary to bring the Operating Funds up to the Required Minimum Amount.  Subject to the requirements of the Operating Budget for such Fiscal Year, any Operating Funds in the Agency Account in excess of the Required Minimum Amount, shall be distributed to Owner on a quarterly basis.

Section 8.3. Payment of Operating Expenses.  Manager shall pay all ordinary operating expenses of the Hotel consistent with this Agreement and the approved Operating Budget or approved by Owner out of Operating Funds including, without limitation, (i) any and all compensation and other benefits paid to employees of Manager at the Hotel, and (ii) any and all fees or compensation of any kind due Manager pursuant to this Agreement, all in accordance with the provisions of this Agreement.  Manager shall not be required to make any advance or payment to or for the account of Owner except out of the Operating Funds, and Manager shall not be obligated to incur any liability or obligation on behalf of Owner.

ARTICLE IX BOOKS, RECORDS AND FINANCIAL STATEMENTS
Section 9.1. Accounting System.

(a) Manager, unless Owner gives Manger written notice of its election to resume its own internal accounting, shall keep full and adequate books of account and other records (collectively, the "Books and Records") as are necessary to reflect all fees, costs and the results of the operation of the Hotel on an accrual basis, all substantially in accordance with the Uniform System.  In maintaining the Books and Records for the Hotel, Manager shall use the standard practices it follows with respect to similar facilities managed by Manager.  Manager may perform accounting services at the Hotel, Manager's parent company corporate office, or such other location where Manager performs centralized accounting services.  Manager reserves the right to enter into a contract with a qualified independent third party for payroll and other accounting services if Manager reasonably determines that it would be more cost efficient to do so and it is consistent with the approved Operating Budget.  Except for such Books and Records as Manager may elect to keep at its parent company corporate office or other suitable location, Manager shall keep the Books and Records at the Hotel and make them available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription.

(b) Manager's obligation under this ARTICLE IX is contingent upon Owner providing acceptable accounting hardware and software to Manager. Manager shall use its accounting software and the Owner shall provide it property based management systems, but these systems must be coordinated to function with the Owner's existing systems, including delivery of all information (including financial information) in a format acceptable to Owner, whereby Owner’s approval will not be unreasonably witheld.  If Manager reasonably determines that the current accounting equipment or property based management software at the Hotel (or the property management system utilized by Owner) is inadequate to perform the required accounting and management functions, Manager shall so notify Owner and recommend such necessary hardware and software for purchase or lease by Owner.  Owner, or Manager on Owner's behalf, shall purchase or lease to the extent consistent with the approved Operating Budget such necessary hardware and software within thirty (30) days after Manager delivers such notice.

(c) All Books and Records including, without limitation, books of accounts, guest records and front office records, but excluding personnel files and payroll records, shall at all times be the property of Owner.  Upon termination of this Agreement, all Books and Records, except for personnel files and payroll records, shall be turned over to Owner to ensure the orderly continuation of the operation of the Hotel, on the condition that the Books and Records shall thereafter be available to Manager and its representatives at all reasonable times by appointment for inspection, audit, examination and transcription. Notwithstanding anything herein to the contrary, Owner may request personnel files and payroll books for internal or external review and audit, including audits by Owner’s agents.

(d) Manager is responsible, unless directed otherwise by Owner, to remit, pay and ensure compliance with all sales and lodging tax in accordance with all applicable local, county or state laws and regulations.

Section 9.2. Financial Statements.  Manager shall deliver to Owner, within fifteen (15) days after the end of each Accounting Period and within fifteen (15) days after the end of each quarter, the periodic financial statements for the Hotel.  Manager shall also deliver within fifteen (15) days after the end of each Fiscal Year a preliminary financial statement followed by a final financial statement within twenty-one (21) days after the end of the Fiscal Year.  All financial statements shall be in form and substance reasonably acceptable to Owner (the "Financial Statement"), which Financial Statement shall include the following information:

(a) Balance sheet as of the last day of the accounting period, on an accrual basis, with all period-end balances reconciled;

(b) A consolidated income and expense statement for the accounting period and Fiscal Year and comparing the current accounting period and Fiscal Year-to-date performance with the Operating Budget and previous year performance (if available);

(c) An income and expense statement by department showing results of Hotel's operation for the accounting period and Fiscal Year and comparing the current accounting period and Fiscal Year-to-date performance with the Operating Budget and previous year performance (if available);

(d) Manager shall comply with all financial statement audit requests of Owner within ten (10) business days of the request, including, without limitation, providing to Owner or Owner’s auditors such items such as cash reconciliations, hotel ledger reports, payroll reports, prepaid schedules, inventory details, and other such items that support the income statement and balance sheet of the financial statements.

(e) Such other reports as Owner may reasonably request.

The Financial Statements shall be determined from the Books and Records, and be prepared using the accrual method of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) using the uniformed system.  Any disputes as to the contents of any Financial Statement or any accounting matter hereunder shall be determined by an independent certified public accountant to be agreed upon in the exercise of good faith by both parties, whose decision shall be final and conclusive as to both Manager and Owner, and in the event Manager does not respond, or provides incomplete reports, then Manager shall reimburse Owner for all expenses, including reasonable amounts for time and labor, that Owner incurs completing its annual financial statement audit by any required deadline.

Section 9.3. Initial Accounting Records.  Owner shall provide Manager with opening balance sheet entries for Manager's use within thirty (30) days after the Contract Commencement Date.  Manager shall not be responsible for any reconstruction of accounting records prior to the Contract Commencement Date.  Owner acknowledges that Manager has no knowledge of and cannot certify the accuracy of any historical financial information provided to Manager by Owner.

ARTICLE X ANNUAL BUSINESS PLAN
Section 10.1. Preparation of Annual Business Plan.

(a) Manager shall, on or before thirty (30) days prior to the end of each Fiscal Year of operation, prepare and submit to Owner for its approval, which approval shall not be unreasonably withheld, the Annual Business Plan for the operation of the Hotel under this Agreement.

(b) Each Annual Business Plan shall include without limitation the following, all in reasonable detail and, where appropriate, with the basis for all assumptions expressly set forth:  (i) an Operating Budget; (ii) a cash flow forecast; and (iii) a budget for capital improvements and fixed asset additions.

(c) Owner shall review the Annual Business Plan and either approve or notify Manager of any objections to the Annual Business Plan in writing on or before thirty (30) days after Owner's receipt thereof.  If Owner fails to deliver written notice of disapproval of any proposed Annual Business Plan within such thirty-day period, Owner shall be deemed to have approved the Annual Business Plan as submitted by Manager.

Section 10.2. Annual Business Plan Disputes.  If Owner objects to all or any part of a proposed Annual Business Plan, Owner shall deliver written notice to Manager setting forth the specific objections of Owner to the Annual Business Plan, and Manager and Owner shall in good faith negotiate a mutually satisfactory Annual Business Plan.  If Manager and Owner are unable to resolve disputes over an Annual Business Plan prior to commencement of the applicable Fiscal Year, then, until resolved, the amount of the disputed items shall be 110% of the actual amount expended for such items during the preceding Fiscal Year, adjusted for a full twelve months of operation as such amount may be adjusted to reflect changes in the CPI.

Section 10.3. Deviations from Annual Business Plan.

(a) Upon approval by Owner of an Annual Business Plan, Manager shall use its good faith efforts to manage, operate and maintain the Hotel for the subsequent Fiscal Year in accordance with the Annual Business Plan and attempt to adhere thereto, as nearly as practicable, on the condition that if Manager shall be unable, with the exercise of due diligence, and all commercially reasonable efforts to comply with the approved Annual Business Plan, such inability shall not by itself constitute a default under this Agreement.

(b) Manager shall be authorized to take appropriate remedial action without receiving Owner's prior consent (i) in an emergency threatening the Hotel, its guests, invitees or employees; or (ii) if the continuation of the given condition will subject Manager and/or Owner to civil or criminal liability, and Owner has either failed to remedy the situation or has failed to take appropriate legal action to stay the effectiveness of any Laws.  In such an event, Manager shall cooperate with Owner in the pursuit of any such action and shall have the right to participate therein.

(c) Owner acknowledges that any approved Annual Business Plan is a reasonable estimate and that any projections set forth in the Annual Business Plan are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond Manager's reasonable control and that such projections are not to be construed as a warranty or guaranty by Manager of the actual results of operations to be obtained.

ARTICLE XI MANAGEMENT FEES AND EXPENSES

Section 11.1. Management Fees.  In consideration of the services Manager is to render under this Agreement during each Fiscal Year or portion thereof commencing on the Contract Commencement Date, Owner shall pay to Manager the following Management Fees:

(a) After Owners' receipt of each monthly Financial Statement and the monthly reports applicable to such immediately preceding accounting period, Manager shall be authorized to withdraw monthly from the Operating Funds a Base Management Fee equal to three percent (3%) of the prior month's Gross Revenues.

(b) In addition to the Base Management Fee, Manager shall be entitled to receive an Incentive Management Fee in an amount, if any, for each Fiscal Year commencing with Fiscal Year 2020 equal to twenty percent (20%) of the House Profit in excess of the prior Fiscal Year  House Profits, only applicable for the immediately preceding Fiscal Year ("Incentive Management Fee"). The Incentive Management Fee shall be paid within fifteen (15) days of receipt of the final year-end financial statements.

Section 11.2. Reimbursement of Expenses.  Owner shall be responsible for the payment of all costs and expenses incurred by the Hotel through the actions of Manager pursuant to this Agreement.  Owner shall reimburse Manager within thirty (30) days after Owner receives written notice from Manager for any debts and expenses relating to the Hotel that Manager has paid.  If Owner fails to reimburse Manager for any such amount under this Section 11.2 within such 30-day period, such amount shall thereafter accrue interest at one and one-half percent (1.5%) per month from the end of such 30-day period until paid.  Nothing contained in this Agreement shall be deemed to require Manager to advance any funds on behalf of the Hotel or Owner.  Manager shall submit to the Owner a detailed invoice of the Management Fee and all expenses to be reimbursed, along with supporting documentation.  Owner shall have three business days to either approve the management invoice or to reasonably object to any specific charges identifying both the amount of dispute and the reason for such dispute.  Manager shall be paid any amount not disputed immediately after the earlier of Owner's approval, or the three business day period has expired.

ARTICLE XII INSURANCE, DAMAGE AND CONDEMNATION

Section 12.1. Insurance.   Manager and/or Owner shall procure and maintain from and after the Contract Commencement Date, at Owner's cost and expense pursuant to Section 6.1, the insurance policies described in Section 12.2 in amounts sufficient to reasonably and adequately protect Owner and Manager against loss or damage arising in connection with the ownership, management and operation of the Hotel and to satisfy the requirements of the Franchise Agreement and the Mortgage.  Owner assumes all risks of, and Manager shall bear no responsibility for, coverage that is subsequently determined to be inadequate.  If insurance is procured by Owner, Owner shall furnish Manager with certificates evidencing such coverage on or before the Contract Commencement Date and upon any and all subsequent renewals thereof.  Within ten (10) days of a written request from time to time by Manager, certified copies of the applicable insurance policies shall be delivered by Owner to Manager.  Any insurance required by Owner hereunder or actually obtained by Owner shall be primary as to any insurance obtained by Manager.  These policies will be in the name of Owner and will name Manager (and any Affiliates of Manager as Manager may specify) of the Hotel as an additional insured.  If Manager is responsible for obtaining the insurance coverages, the policies will name the Owner of the Hotel as an additional insured. All insurance policies   (i) shall contain riders and endorsements adequately protecting the interests of Owner, including, without limitation, provisions for at least thirty (30) days' notice to Owner prior to cancellation; (ii) shall be issued by financially sound and reputable insurers; (iii) shall provide that the insurer shall have no right of subrogation against Manager, Owner, Manager's Affiliates, or their agents or employees; and (iv) shall be provided at Owner's expense.  Any insurance required to be provided by Manager in Section 12.2 may be provided under the blanket insurance policy of Manager, which policy covers other hotel properties managed by Manager.  All premiums, costs and expenses shall be allocated among the properties participating under such program in accordance with generally accepted underwriting standards.  Any deductible applicable to any of the insurance required pursuant to Section 12.2 shall be paid by Owner.  Owner assumes no responsibility for, or interest in, additional premiums or proceeds (other than standard audit adjustments) generated by the blanket insurance policy of Manager.  Coverage extended to any additional insured or additional named insured under these policies will expire on the Termination Date.  To the extent applicable, Owner shall be provided certificates evidencing the insurance coverages required pursuant to Section 12.1 and Section 12.2 on or before the Contract Commencement Date, and upon any and all subsequent renewals thereof. Owner shall have the right at any time for any reasonable period of time to place property and casualty insurance coverage, and with the consent of Manager (which shall not be unreasonably withheld or delayed) any other required coverage under Section 12.1 and Section 12.2.  If Owner notifies Manager that Owner shall place the insurance coverage, Manager shall cooperate with Owner and shall terminate, with advance notice to Owner, any overlapping insurance coverage.

Section 12.2. Required Coverage.  Manager and/or Owner shall procure and maintain, subject to Owner's prior right to place property and casualty insurance, at a minimum the insurance policies with coverage limits and deductibles, all as provided in Exhibit B to this Agreement, to the extent applicable to the Hotel.

Section 12.3. Other Insurance.  Other insurance, such as flood and earthquake insurance, shall be maintained as required by Laws or if deemed advisable by Manager and approved by Owner to fully protect Owner, Manager and the holder of the Mortgage on the Hotel against loss or damage arising in connection with the ownership, management and operation of the Hotel.

Section 12.4. Damage and Repair.

(a) If, during the Term of this Agreement, the Hotel is damaged or destroyed by fire, casualty or other cause, Owner may, at its costs and expense and consistent with any loan documents secured by the Hotel, with all reasonable diligence repair or replace the damaged or destroyed portion of the Hotel to at least the same condition as existed previously.  Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary to comply with applicable Laws or as Manager reasonably deems necessary for the safe and orderly operation of the Hotel.  If Manager elects to discontinue operating the Hotel during any period of repair and rebuilding or if the Hotel is otherwise not fully operable and Manager continues operating the Hotel in a limited capacity, Owner shall pay Manager (from the proceeds of business interruption insurance or from Operating Funds), each month until the Hotel is fully operational, an amount equal to one-twelfth (1/12) of the total Base Management Fees paid to Manager for the 12 months immediately preceding the damage or destruction or, if Manager has managed the Hotel for less than 12 months preceding the damage or destruction, an amount equal to the monthly average of the Base Management Fees projected to be paid to Manager for the first Fiscal Year, as set forth in the initial Annual Business Plan.  To the extent available proceeds from the insurance described in this Agreement shall be applied to such repairs or replacements.

(b) If damage or destruction to the Hotel from any cause will, in Manager's reasonable opinion, materially and adversely affect the operation of the Hotel, and Owner fails to promptly commence and complete any required repairing, rebuilding or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction, Manager may, at its option, terminate this Agreement upon thirty (30) days prior written notice to Owner, but no Termination Fee shall be payable in any case, even during the Original Term of this Agreement and Owner shall have no further liability, except for matters accrued, in whole or in part, prior to the Termination Date.

Section 12.5. Condemnation.

(a) If all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or if a portion of the Hotel shall be so taken so that it is unreasonable to continue to operate the Hotel in accordance with the standards required by this Agreement, this Agreement shall terminate, and Owner shall pay to Manager as liquidated damages, a sum equal to the monthly average of the last three month's Base Management Fee multiplied by the number of months and partial months remaining in the Original Term.

(b) If all or substantially all of the Hotel shall be taken by the events described in Section 12.5(a), but the effect is of a temporary nature, then Owner shall pay Manager (from the proceeds of business interruption insurance or from Operating Funds), each month until the Hotel is fully operational, an amount equal to one-twelfth (1/12) of the total Base Management Fees paid to Manager for the twelve (12) months immediately preceding the taking or, if Manager has managed the Hotel for less than twelve (12) months preceding the taking, an amount equal to the monthly average of the Base Management Fees projected to be paid to Manager for the first Fiscal Year, as set forth in the initial Annual Business Plan.  To the extent available, any award for the taking or condemnation as shall be necessary to render the Hotel equivalent to its condition prior to such event may be used for such purposes.  If Owner terminates the Franchise Agreement and this Agreement as a result of condemnation or taking, Owner shall pay to Manager as liquidated damages, subject to any required approval of any lender secured by the Hotel, a sum equal to the monthly average of the last three month's Base Management Fee multiplied by the number of months and partial months remaining in the Original Term.

(c) If any partial or complete taking or condemnation will, in the Manager's reasonable opinion, materially and adversely affect the safe and orderly operation of the Hotel,  Manager may, at its option, terminate this Agreement upon thirty (30) days prior written notice to Owner and neither Owner nor Manager shall have any further liability to the other under this Agreement.

Section 12.6. Force Majeure.  If act of God, acts of war, acts of terrorism, civil disturbance, labor strikes, governmental action, including, without limitation, the revocation or denial of any license or permit necessary for the operations contemplated in this Agreement where such revocation or denial is not due to Manager's fault, increases in minimum wage or benefit requirements, or any other causes beyond the control of Manager, will, in Manager's reasonable opinion, materially and adversely affect safe and orderly operation of the Hotel, then Manager may, at its option, terminate this Agreement upon thirty (30) days prior written notice to Owner and neither Owner nor Manager shall have any further liability to the other under this Agreement, except for matters accrued, in whole or in part, prior to the Termination Date.

ARTICLE XIII TERMINATION

Section 13.1. Right of Termination.  This Agreement may be terminated at any time by mutual written agreement of Manager and Owner.  Owner may terminate this Agreement immediately due to the gross negligence, willful misconduct or fraud by Manager. If a Termination Event (as defined below) occurs, the non-

defaulting party (or, to the extent such termination right is not based on a default, the party entitled to terminate this Agreement) may terminate this Agreement, subject to notice and cure provisions to the extent provided therein.  In addition, Manager and/or Owner may terminate this Agreement if such right is expressly provided to such party in Section 12.4,  Section 12.5,  Section 12.6 or Section 13.1 of this Agreement.  A Termination Event shall also constitute a default under this Agreement as to the applicable party.

Section 13.2. Termination Events. As used herein, the term "Termination Event" shall mean the occurrence of any of the following events:

(a) The failure by either party to keep, observe, or perform any material representation, warranty, covenant, agreement, term, condition or provision to be kept, observed, or performed by such party including, without limitation, the failure to pay to the other party any sums as and when they become due hereunder, and such default shall continue uncured either (i) for a period of ten (10) days after the defaulting party's receipt of written notice thereof from the non-defaulting party, or (ii) if such default does not relate to the payment of monies, for a period no longer than thirty (30) days, provided, however, if the defaulting party is diligently attempting to cure such default but such default cannot be cured for reasons beyond the power of the defaulting party, the defaulting party shall be allowed up to sixty (60) days in the aggregate to cure such default.

(b) The failure by Owner to maintain the Required Minimum Amount in the Agency Account, and such default shall continue uncured for a period of ten (10) days after receipt of notice of such failure from Manager.

(c) The making by either party of a general assignment for the benefit of creditors; or a petition of application by either party to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or substantially all of its business, estate or assets; or the commencement by either party of any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect.

(d) The entering of an order appointing a trustee, custodian, receiver or liquidator of all or substantially all of the assets of either party, and such order shall remain in effect for more than ninety (90) days.

(e) The failure by either party to generally pay its debts as they become due or the suffering by either party of any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its property which is not released, stayed, bonded or vacated within ninety (90) days after its issue or levy.

(f) No termination event will have occurred, and no termination fee levied if the Owner sells the Hotel, or the Owner, and the purchasing company accepts an assignment of this Agreement, or executes a new management agreement retaining the Manager.

Section 13.3. Remedies.  Unless 13.2(f) applies, upon the breach of any term or condition of this Agreement by Manager, the sole remedy of Owner shall be to terminate this Agreement without the payment of any Termination Fee to Manager; except that Owner shall be able to seek actual, direct damages and/or equitable relief in the event that (i) Manager's breach constitutes the sole cause of a default under the Franchise Agreement, (ii) Manager voluntarily ceases operations of the Hotel for more than twenty-four (24) hours, except for force majeure, a casualty or other reasons beyond its control, or (iii) Manager is convicted of committing a crime or found liable for an intentional tort, as the case may be.  If Owner elects to terminate this Agreement in its sole discretion and without cause, or elects to terminate this Agreement in the event of the sale of the Hotel, it may do so only upon giving Manager at least sixty (60) days written notice and payment on the date of termination to Manager an onboarding/off-boarding fee for Manager’s cooperation and out-of-pocket costs associated with any changeover and onboarding/off-boarding of management companies, including through the sale of the Hotel, based upon the date of termination as follows:

(a)          If the Termination Date is on or before the first anniversary date of the Contract Commencement Date, then the Termination Fee is $100,000;

(b)          If the Termination Date is after the first anniversary date but on or before the second anniversary date of the Contract Commencement Date, then the Termination Fee is $50,000;

(c)          If the Termination Date is after the second anniversary but on or before the third anniversary date of the Contract Commencement Date, then the Termination Fee is $25,000;

(d)          If the Termination Date is after the third anniversary of the Contract Commencement Date, then the Termination Fee is $15,000.

Section 13.4. Payment of Outstanding Fees and Expenses.  The termination of this Agreement for any reason shall not relieve any party of any payment obligations to the other party, and all accrued fees and expenses shall be paid in full on or before the Termination Date including, without limitation, the Termination Fee (if applicable).

Section 13.5. Rebates and Discounts.  Because of its purchasing power derived through its operations of its own hotels, its management of the Hotel and its management or franchising of other hotels, Manager and/or its Affiliates may from time to time negotiate rebates and discounts from the vendors of certain products and services.  Manager agrees that the portion of such rebates and discounts allocable to the Hotel will be promptly passed on to the Owner.

Section 13.6. Post-Termination.  For a period of thirty (30) days after the Termination Date, Manager shall reasonably cooperate with Owner in the transition and orderly transfer of management of the Hotel to Owner or Owner's designated agent.  Manager shall prepare a final accounting of Hotel operations and disburse to Owner, funds held by Manager on behalf of Owner, less a reserve determined by Manager in its reasonable discretion for accrued and estimated contingent liabilities and estimated outstanding insurance claims or obligations.  To the extent assignable, Manager shall assign operating licenses used in the operation of the Hotel, issued in the name of Manager, to Owner.  In the event licenses are not assignable, Manager shall reasonably cooperate, at no expense or liability to Manager, with Owner to cause such licenses to be reissued in the name of owner or new manager.  Manager shall peacefully vacate and surrender Hotel to Owner.

ARTICLE XIV REPRESENTATIONS AND COVENANTS

Section 14.1. Mutual Representations and Warranties.  Owner and Manager each represent and warrant as to itself, as applicable, that (a) all Recitals and representations in this Agreement are true and correct; (b) each of Manager and Owner are duly formed or organized, validly existing and in good standing under applicable Laws; (c) all requisite partnership or corporate action has been taken to permit each of Manager and Owner to enter into this Agreement and to carry out the terms hereof; (d) the officer or partner signing this Agreement is authorized to do so; and (e) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any Laws, (ii) result in or constitute a breach or default under any indenture, contract or other commitment or restriction to which Manager or Owner is a party or by which either is bound, (iii) require any consent, vote or approval which has not been obtained, or (iv) result in the creation or imposition of any lien or encumbrance upon the Hotel or breach any instrument affecting the Hotel.

Section 14.2. Owner's Representations and Covenants. Owner represents, warrants and covenants to Manager as follows:
(a) Owner has full power and authority to enter into this Agreement, and Owner's execution shall not breach any instrument affecting Owner or the Hotel.

(b) The Hotel is zoned for use as a hotel and all necessary governmental and other licenses, permits and approvals for such use and for the food and beverage (excluding the sale and service of alcoholic beverages) operations of the Hotel have been obtained or have been or will be timely applied for and will be in full force and effect (to the extent such services are anticipated to be provided at the Hotel) on the Contract Commencement Date.

(c) Owner has, and throughout the Term of this Agreement shall maintain, ownership of the Hotel and own or lease the FF&E and Operating Equipment, free and clear of all liens and encumbrances except those that do not materially affect the operation of the Hotel by Manager.

(d) During the term of this Agreement, Owner shall use its best efforts to pay, keep, observe and perform all payments, terms, covenants, conditions and obligations to be made, kept, observed or performed by Owner under any lease, license, franchise, concession, mortgage or other agreement or security instrument with respect to the Hotel, and shall keep such agreements and instruments in full force and effect.

(e) Manager, so long as it is not in default under this Agreement, shall have the right to peacefully and quietly possess, manage and operate the Hotel during the term of this Agreement, but only in accordance with the terms of this Agreement, and Owner, shall, at its sole expense, undertake to assure such peaceful and quiet possession by Manager unless Owner is unable to do so because of the acts of Manager, its employees or other agents.

(f) Owner is and, during the Term of this Agreement shall remain, in full compliance with all Laws that prohibit, regulate or restrict financial transactions, including, but not limited to, conducting any activity or failing to conduct any activity, if such action or inaction constitutes a money laundering crime prohibited under the Money Laundering Control Act, 18 U.S.C. § 1956, et seq., or the Bank Secrecy Act, 31 U.S.C. § 5311, et seq., and any amendments or successors thereto and any applicable regulations promulgated thereunder.

(g) Neither Owner, nor any of its owners, nor any officer, director, member, manager, partner or employee of Owner, is or will become named as a "Specially Designated National and Blocked Person" as designated by the United States Department of the Treasury's Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who:  (i) commits, threatens to commit, or supports terrorism, (ii) is owned or controlled, directly or indirectly, by the government of any country that is subject to the United States Embargo; or (iii) is acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a "Specially Designated National and Blocked Person," or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism and is not engaged in this transaction, directly or indirectly, on behalf of, or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.  No funds will be used by Owner to make any payments due pursuant to this Agreement were or will be obtained, directly or indirectly, from a Specially Designated National and Blocked Person or otherwise derived from a country that is subject to United States Embargo, provided that, in the event that Owner is a publicly traded company whose shares are listed on a national stock exchanged, such representation and warranty shall not apply to such shareholder of Owner.

(h) During the Term of this Agreement, Owner shall provide in a timely manner to Manager clear and accurate copies of Owner's Mortgage and Franchise Agreement and all relevant correspondence relating thereto.

ARTICLE XV ASSIGNMENT

Section 15.1. Assignment by Owner.  Owner shall not assign or transfer or permit the assignment or transfer of this Agreement or any of Owner's rights and obligations hereunder without the prior written consent of Manager, on the conditions that (i) Owner may assign this Agreement without Manager's consent to any Affiliate of Owner or to any successor or assign that may result from the merger, consolidation or reorganization of Owner or its Affiliate provided that any such assignee shall assume and agree in writing to be bound by all of the terms and subject to all of the conditions set forth in this Agreement, and (ii) Owner shall not be released from its obligations hereunder without Manager's prior written consent which consent shall not be unreasonably withheld.  Owner shall deliver to Manager a copy of any instrument of assignment.  No assignment by Owner shall be binding on Manager until written notice thereof is furnished Manager, together with a copy of the applicable assignment and assumption document and evidence of such assignee's compliance with the insurance obligation of Owner imposed by this Agreement.

Section 15.2. Assignment by Manager. Manager shall not assign or transfer or permit the assignment or transfer of this Agreement or any of Manager's rights and obligations hereunder without the prior written consent of Owner, on the conditions that (i) Manager may assign this Agreement without Owner's consent to any Affiliate of Manager or to an entity under the control of the then-current senior executives of Manager or to any successor or assign that may result from the merger, consolidation or reorganization of Manager or its Affiliate or the sale of all or substantially all of the equity and/or assets of Manager.  Provided that any such  assignee shall assume and agree to be bound by all of the terms and subject to all of the conditions set forth in this Agreement, and Manager shall not be released from its obligations hereunder without Owner's prior written consent which consent shall not be unreasonably withheld.  Manager shall upon request deliver to Owner a copy of any instrument of assignment.

ARTICLE XVI MORTGAGE AND TAXES

Section 16.1. Taxes.  All Taxes accruing during the Term of this Agreement shall be paid by Owner or by Manager, upon Owner's request, from Operating Funds or funds provided by Owner before any fine, penalty or interest is added thereto or lien is placed upon the Hotel, unless payment thereof is, in good faith, being contested by Manager and/or Owner and enforcement thereof is stayed without potential penalties.  Owner may pay such Taxes in installments to the minimum extent permitted by applicable Laws.  If payment is to be made by Manager, Owner shall promptly, after receipt, forward all notices of, and invoices for, the Taxes to Manager.  If payment is made by Owner, Owner shall deliver to Manager, prior to the respective due dates, proof of payment of the Taxes.  If Owner fails to timely pay any Taxes, Manager may, but is not obligated to, pay such Taxes on Owner's behalf from any available funds in the Agency Account, following which Owner shall immediately replenish the Agency Account in the amount of the Taxes paid by Manager.  Manager's responsibilities specifically exclude the preparation, filing or contesting of Taxes, unless requested by Owner in writing, on the condition that the cost of such preparation, filing or protest shall be paid by Owner.  Owner shall indemnify, defend and hold harmless Manager from and against any costs, expenses (including reasonable attorneys' fees), liabilities and claims relating to the payment or nonpayment of Taxes.

Section 16.2. Mortgage.  All mortgage payments for any Mortgage on the Hotel shall be paid by Owner, or by Manager upon Owner’s request, as and when they become due, and shall comply with and perform any and all covenants contained in such Mortgage, in each instance before any event of default (as defined in any such Mortgage) or other event occurs under any Mortgage, which would trigger such mortgagee's right to institute foreclosure proceedings against the Hotel.

ARTICLE XVII INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 17.1. Indemnification by Owner.  Except for liabilities incurred by Manager due to the gross negligence, willful misconduct or fraud of Manager, its employees or other agents, Owner hereby indemnifies, defends and holds harmless Manager and its Affiliates and each of their respective officers, directors, shareholders, employees, representatives and agents (collectively, the "Manager Indemnitees"), from and against any and all losses, costs, damages, liabilities, claims, actions and expenses whatsoever (including, without limitation, reasonable attorneys' fees and court expenses), incurred by any of the Manager Indemnitees arising out of, as a result of, or in connection with operation of the Hotel, including, without limitation, (i) the performance by Manager or its Affiliates of its services hereunder, including, without limitation, any and all obligations incurred relating to any agreements with third parties entered into by Manager or Owner in connection with the management or operation of the Hotel, (ii) any act or omission (whether or not willful, tortious, or negligent) of Owner or any third party (except those for which Manager expressly indemnifies Owner hereunder), or (iii) any other occurrence related to the Hotel or Manager's duties under this Agreement (except those for which Manager expressly indemnifies Owner hereunder).  TO THE MAXIMUM EXTENT ALLOWED BY LAW, THE OBLIGATIONS OF OWNER IN THE PRECEDING SENTENCE SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE OF ANY OF THE MANAGER INDEMNITEES, WHETHER SUCH NEGLIGENCE IS SOLE, CONCURRENT, CONTRIBUTORY OR OTHERWISE.  Owner may apply the proceeds of any available insurance to the payment of any claim under the indemnity set forth in this Section 17.1.  The provisions of this Section 17.1 shall survive the expiration or termination of this Agreement and shall be binding upon Owner's successors and assigns.  The Manager Indemnitees shall not invoke this indemnity for anything to the extent covered by insurance.

Section 17.2. Indemnification by Manager.  Manager hereby indemnifies, defends and holds harmless Owner, and its Affiliates and each of their respective officers, directors, shareholders, employees, representatives and agents (collectively, the "Owner Indemnitees") from and against any and all losses, costs, damages, liabilities, claims, actions and expenses whatsoever (including, without limitation, reasonable attorneys' fees and court expenses), incurred by the Owner Indemnitees as a result of (i) the fraud, willful misconduct or gross negligence of Manager or its employees, and (ii) any action taken by Manager or its employees, which is beyond the scope of Manager's authority under this Agreement.  Manager may apply the proceeds of any available insurance to the payment of any claim under the indemnity set forth in this Section 17.2.  The provisions of this Section 17.2 shall survive the expiration or termination of this Agreement and shall be binding upon Manager's successors and assigns.  The Owner Indemnitees shall not invoke this indemnity for anything to the extent covered by insurance.

Section 17.3. No Successor Liability.  Notwithstanding anything herein to the contrary, neither Manager nor its Affiliates shall be liable as a successor employer or entity for any actions Owner may have taken in the employer-employee relationship with Owner's current or former employees or employees of Owner's Affiliates before the Contract Commencement Date.  Specifically, Manager shall not be liable or responsible in any manner for, and Owner shall indemnify, defend and hold Manager harmless from, any and all losses, costs, damages, liabilities, claims, actions and expenses whatsoever (including, without limitation, reasonable attorneys' fees and court costs) arising out of Owner's ownership or operation of the Hotel, or employment of employees at the Hotel prior to the Contract Commencement Date.

ARTICLE XVIII MISCELLANEOUS

Section 18.1. Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision of this Agreement shall be prohibited by or invalid under applicable Laws, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 18.2. No Waiver.  The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.  No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

Section 18.3. Agency.  The relationship of Owner and Manager shall be that of principal and agent.  Nothing contained in this Agreement shall be construed to create a partnership or joint venture between them or their successors in interest.  Neither party shall borrow money in the name of, or pledge the credit of, the other.  Manager's agency established by this Agreement is coupled with an interest and may not be terminated by Owner except in accordance with the terms hereof.

Section 18.4. Consents.  Except as otherwise provided herein, whenever the consent or approval of Owner or Manager is required under this Agreement, such consent or approval shall not be unreasonably withheld.  Such consent or approval shall be in writing only and shall be duly executed by an authorized officer or agent of the party granting such consent or approval.

Section 18.5. Successors Bound. This Agreement shall be binding upon and inure to the benefit of Owner and Manager, and each party's successors and permitted assigns.

Section 18.6. Notices.  Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and personally delivered or sent by certified or registered mail or by Federal Express or other similar overnight mail service to the address for each party set forth below or at such other address as from time to time is designated by either party in writing.  Notices, demands and requests which shall be served upon either party in the foregoing manner, shall be deemed served or given for all purposes hereunder at the time such notice, demand or request shall be personally delivered or received.

To Owner:
LF3 Southaven TRS, LLC
Attn: Sam Montgomery
1635 43rd Suite South, Suite 205
Fargo, North Dakota 51803

With Copy to:
Legendary Capital, LLC
Attn: Linzey Erickson
1635 43rd Suite South, Suite 205
Fargo North, Dakota 51803

To Manager:
Vista Host Inc.
Attn: Kathie Long
10370 Richmond Ave., Suite 150
Houston, TX 77042

Section 18.7. Entire Agreement.  This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof and supersedes all prior understandings and writings, and may be amended only by a written agreement signed by the parties hereto.

Section 18.8. Time. Time is of the essence with respect to this Agreement.
Section 18.9. Financing of Hotel.

(a) Owner shall not represent in any proposed financing arrangement or to any proposed lender or participant in a private or public investment offering that Manager, or any of its Affiliates, are or shall be in any way responsible for Owner's obligations under such financing arrangement, nor are or shall be participating in the offering; nor shall Owner in any way make use of the name of Manager in connection with any proposed financing arrangement to any lender or participant in an offering, other than to state that the Hotel will be managed by Manager pursuant to the terms of this Agreement.

(b) In order to insure Owner's full and faithful compliance with this Section 18.9 and to prevent any misunderstanding on the part of a proposed lender or investor, Manager and Owner agree as follows:

(i) Prior to the closing of any proposed financing arrangement, Owner shall notify Manager of such arrangement, and Manager shall have the right to notify the proposed lender of the legal relationship between Manager and Owner and to inform the lender that neither Manager nor any of its Affiliates make any representations or warranties in connection with any information provided to it by Owner.

(ii) Prior to the printing of any prospectus, concerning any private or public investment offering, Owner shall furnish Manager with a copy of the prospectus, and the prospectus shall not be published or distributed without Manager's prior written consent, which consent may be withheld only if there are statements in the prospectus that might reasonably mislead investors as to the legal relationship between Manager and Owner, or the matters permitted herein.  In addition, Manager may require Owner to insert in any prospectus a statement that neither Manager nor any of its Affiliates make any warranties or representations in connection with any information contained in the prospectus, and may inform any participant in any private investment offering of the legal relationship between Manager and Owner and that neither Manager nor any of its Affiliates make any warranties or representations in connection with any information contained in any prospectus or any other information provided to it by Owner.

Section 18.10. Trade Names.  Trade names, trademarks and service marks of both Manager and Owner may be used by either party in connection with the management and operation of the Hotel during the term of this Agreement, on the condition that neither party shall thereby acquire any right to such name or mark.  Upon termination of this Agreement, each party shall discontinue using any such names and marks of the other in the conduct of its business, and shall not intentionally engage in any business or advertising practice that could lead the public to believe that there is any continuing relationship, affiliation or identity with Manager or Owner as to the Hotel.

Section 18.11. Third Parties. No obligation of either party hereunder shall be enforceable by any person or entity other than the parties hereto.

Section 18.12. Further Instruments.  The parties shall execute and deliver all other appropriate agreements and instruments as may reasonably be required to give effect to the transactions contemplated hereby.

Section 18.13. CPI Adjustment.  Wherever an exact dollar amount is provided in this Agreement that amount shall be adjusted each Fiscal Year to reflect changes in the CPI, using that index for the January immediately preceding the date of this Agreement and the stated dollar amounts in this Agreement as the base for all future calculations.  Such calculations shall be cumulative.

Section 18.14. Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the AAA in accordance with its applicable rules; provided that either Owner or Manager can within sixty (60) days of the commencement of the arbitration stay such arbitration by commencing and diligently prosecuting litigation when the amount being sought reasonably is expected to exceed in the aggregate $100,000.  The arbitration shall allow discovery consistent with the discovery rules under the Federal Rules of Civil Procedure.  The arbitration shall be conducted by a single arbitrator or a panel of three arbitrators with at least ten years experience in the hotel industry, appointed in accordance with the rules of the AAA or as otherwise agreed in writing by Manager and Owner at the time of such dispute.  The prevailing party shall be awarded reasonable costs and expenses, including without limitation, reasonable attorneys' fees.  The award of the arbitrator(s) shall be final and binding upon the parties, and any judgment on the award rendered by the arbitrator(s) may be entered in any court have jurisdiction thereof.

Section 18.15. Counterparts.  This Agreement may be executed simultaneously in various counterparts, each of which shall deemed an original, and all of which together shall constitute one and the same instrument.

Section 18.16. Estoppel Certificate.  Owner and Manager shall, upon request of the other party, each deliver an estoppel certificate relating to this Agreement in form and substance reasonably satisfactory to the requesting party.

Section 18.17. Applicable Law, Venue. This Agreement shall be governed by the laws of the State of Mississippi. Venue for any action under this Agreement shall be in Mississippi.

OWNER:
LF3 Southaven TRS, LLC
By:	Lodging Fund REIT III TRS, Inc.
Its:	Sole Member

By:	/s/ Katie Cox
Name:	Katie Cox
Name:	Katie Cox, Chief Financial Officer

MANAGER:

VISTA HOST, INC.,
a Texas corporation

By:	/s/ Kathie Long
Name:	Kathie Long, Vice President

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

The Land referred to herein below is situated in the County of Desoto, State of Mississippi, and is described as follows:

PARCEL 1:

LOT 7Q, PART OF 4TH REVISION TO LOT 7G OF THE 6TH REVISION TO SECTION B, BRIARGATE COMMERCIAL SUBDIVISION IN SECTION 31, TOWNSHIP 1 SOUTH, RANGE 7 WEST, DESOTO COUNTY, MISSISSIPPI, AS PER PLAT BOOK 107, PAGE 22 AND THE ORDER TO VACATE AND ALTER PLAT THEREOF RECORDED IN WARRANTY DEED BOOK 652, PAGE 721, IN THE OFFICE OF THE CHANCERY CLERK OF DESOTO COUNTY, MISSISSIPPI.

PARCEL 2:

NON-EXCLUSIVE BENEFICIAL EASEMENTS CONTAINED IN THAT CERTAIN EASEMENTS WITH COVENANTS AND RESTRICTIONS AFFECTING LAND RECORDED IN BOOK 564, PAGE 334, IN THE OFFICE OF THE CHANCERY CLERK OF DESOTO COUNTY, MISSISSIPPI, INCLUDING, BUT NOT LIMITED TO, THE USE OF BRIARGATE WAY, BROOKS CROSSING, AND HOMEWOOD DRIVE CREATED BY PLAT RECORDED IN PLAT BOOK 107, PAGE 22 AND THE ORDER TO VACATE AND ALTER PLAT THEREOF RECORDED IN WARRANTY DEED BOOK 652, PAGE 721, IN THE OFFICE OF THE CHANCERY CLERK OF DESOTO COUNTY, MISSISSIPPI, FOR INGRESS AND EGRESS.

FOR INFORMATIONAL PURPOSES ONLY: The recorded plat is as described in Parcel 1 above. The tax Parcel No. is 1079-3108.0-00007.14. The address is 135 Homewood Drive, Southaven, MS 38671.

EXHIBIT B

INSURANCE COVERAGE

Manager and/or Owner shall at all times keep the Hotel insured with the kinds and amounts of insurance described below.  This insurance shall be written by companies authorized to issue insurance in the state in which the Hotel is located and holding a current Best's rating of at least A-VI.  The policies of insurance must name the Owner of the Hotel as an additional named insured, if available.  If not available, Owner must be included as additional insured except for Workers’ Compensation. On or before the inception of this Management Agreement and annually thereafter, certificates of insurance shall be deposited with Owner at the address of its corporate office.

Manager and/or Owner shall be responsible for obtaining the following insurance coverages.  (The policies of insurance must name the Manager of the Hotel, and any Affiliates of Manager as Manager may specify, as an additional named insured, if available.  If not available, the Manager of the Hotel and any Affiliates of Manager, as Manager may specify, must be included as an additional insured).

(i)           Real and personal property insurance on the "Special Causes of Loss Form" (formerly "All Risk" form) (including earthquake and flood in reasonable sublimits and deductibles as determined by Owner) and including operation of building laws/increased cost of construction and debris removal endorsements, in an amount not less than 100% of the full replacement cost thereof (as defined below), with all coinsurance waived (Debris Removal of $25,000 and Ordinance or Law $10,000 sublimits);

(ii)          Boiler and Machinery Insurance, including business interruption and extra expense on an actual loss-sustained basis, with all coinsurance waived, in the minimum amount of $5,000,000, or in such greater amounts as are then customary or as may be reasonably requested by Owner from time to time;

(iii)         Business Interruption and Extra Expense insurance, insuring Special Causes of Loss perils on an actual loss sustained/gross earnings basis, with all coinsurance waived;

(iv)         Commercial general liability insurance, (ISO - 1986 or broader) with limits of not less than $1,000,000 each occurrence and $2,000,000 general aggregate, including Liquor Liability Insurance;

(v)          Insurance covering such other hazards and in such amounts as may be customary for comparable properties in the areas of the Hotel as may be reasonably requested by Owner;

(vi)         Crime insurance to include Guest Property with a limit of at least $300,000 and a deductible of no more than $35,000 or as may be reasonably requested by Owner;

(vii)        Statutory Workmen's compensation insurance and at least $500,000/$500,000/$500,000 Employer's Liability Insurance;

(viii)       Business Automobile liability insurance for "All Autos" with a limit of not less than $1,000,000 for each accident;

Responsibility for Premiums.  All premiums and costs will be the obligation of the Owner.

Replacement Cost.  The term "full replacement cost" as used herein shall mean the actual replacement cost of the Hotel without regard to depreciation.  In the event Owner believes that full replacement cost (the then-replacement cost less such exclusions) has increased or decreased at any time, it shall have the right to have such full replacement cost re-determined.

Waiver of Subrogation.  All insurance policies carried by Manager or Owner shall expressly waive any right of subrogation on the part of the insurer against the other parties.

Form Satisfactory, etc.  All of the policies of insurance referred to in this Exhibit B shall be written in a form and with deductibles reasonably satisfactory to Owner.  Manager shall pay all of the premiums as agent of Owner relating to insurance coverages required to be obtained by Manager and deliver certificates thereof to Owner prior to their effective date and annually thereafter.  In the event of the failure of Manager either to effect such insurance as herein called for or to pay the premiums therefore, or to deliver such certificates thereof to Owner at the times required, upon not less than seven (7) days written notice, Owner shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums.  Each insurer mentioned in this Exhibit B shall agree, by endorsement to the policy or policies issued by it, that it will give to Owner at least thirty (30) days written notice before the coverage under such policy or policies in question shall be cancelled.

Increase in Limits.  If Owner at any time deems the limits and/or retentions of the coverages outlined in Exhibit B then carried to be either excessive or insufficient, Owner and Manager shall endeavor in good faith to agree in writing on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits and/or retentions thus agreed on until further change pursuant to the provision of this Exhibit B.

Blanket Policy.  Notwithstanding anything to the contrary contained in this Exhibit B, Manager or Owner may bring the insurance provided for herein within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Manager or Owner; provided, however, that the coverage afforded to Manager and Owner will not be reduced or diminished or otherwise be different from that which would exist under a separate policy of insurance, and provided further that the requirements of this Exhibit B are otherwise satisfied.

Separate Insurance.  If the Owner purchases the insurance policies, Manager will have the option of purchasing Contingent Liability coverage for the benefit of the Manager only.  Otherwise, Manager shall not on Manager's own initiative or pursuant to the request or requirement of any third party, take out separate insurance or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Owner is included therein as insured, and the loss is payable under such separate additional insurance in the same manner as losses are payable under this agreement.  Manager shall immediately notify Owner in writing that Manager has obtained any such separate insurance or of the increasing of any of the amounts of the then existing insurance.

Reports on Insurance Claims.  Manager shall promptly investigate and make a complete and timely written report to the appropriate insurance company as to all accidents.  Claims for damage relating to the ownership, operation, and maintenance of the Hotel, any damage or destruction to the Hotel and the estimated cost of repair thereof shall be prepared by the Manager.  The Manager shall prepare any and all reports required by any insurance company as required under the terms of the insurance policy involved, and a final copy of such report shall be furnished to Owner.  Manager shall be authorized to execute proofs of such loss, in the aggregate amount of $5,000 or less, with respect to any single casualty or other event.

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